For Immediate Release
BofI Holding, Inc. Announces Record Fourth Quarter Net Income of $16.0 million
Q4 Diluted EPS Increases 39.7%; Full-Year Diluted EPS Increases 33.2%

SAN DIEGO, CA - (MARKETWIRE) - August 7, 2014 - BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the fourth quarter and the fiscal year ended June 30, 2014. Net income was a record $16.0 million, an increase of 43.8% over net income of $11.1 million for the quarter ended June 30, 2013. Earnings attributable to BofI's common stockholders were $15.9 million or $1.09 per diluted share for the fourth quarter of fiscal 2014, an increase of 44.1% from $11.1 million or $0.78 per diluted share for the fourth quarter of fiscal 2013.
Core earnings, a non-GAAP measure which excludes the after-tax impact of gains and losses associated with the Bank's securities portfolio, increased 33.7% to $16.1 million for the quarter ended June 30, 2014 compared to $12.0 million for the quarter ended June 30, 2013.
Fourth Quarter Fiscal 2014 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, unaudited)	Q4 Fiscal 2014	Q4 Fiscal 2013	YOY Change
Net Interest Income	$40,496	$28,005	44.6%
Non-Interest Income	$4,723	$7,866	(40.0)%
Net Income	$16,010	$11,132	43.8%
Core Earnings[1]	$16,111	$12,046	33.7%
Net Income Attributable to Common Stockholders	$15,933	$11,055	44.1%
Diluted EPS	$1.09	$0.78	39.7%

1 Core earnings is a non-GAAP measure that excludes realized and unrealized gains and losses associated with our securities portfolios.

For the fiscal year ended June 30, 2014, net income was a record $56.0 million, an increase of 38.9% over net income of $40.3 million for the fiscal year ended June 30, 2013. Earnings attributable to BofI's common stockholders were $55.6 million or $3.85 per diluted share for the fiscal year ended June 30, 2014, an increase of 41.0% from $39.5 million or $2.89 per diluted share for the fiscal year ended June 30, 2013. Record earnings for the quarter and for the year ended June 30, 2014 were primarily the result of growth in the Bank's loan portfolio.
"Our loan portfolio originations increased 146% and 118% year-over-year for the fourth quarter and the fiscal year, respectively, generating higher net interest income and resulting in our tenth consecutive quarter of record net income,” stated Mr. Greg Garrabrants, President and Chief Executive Officer. Mr. Garrabrants continued, “Our portfolio loan growth is organic and reflects balanced growth in our single and multifamily mortgage and C&I lending products. We achieved our loan growth without reducing our credit standards while improving our net interest margin. Our diluted earnings per share increased 33.2% for the fiscal year ended June 30, 2014 and our return on equity and efficiency ratio improved to 17.9% and 37.6%, respectively, reflecting positive operating leverage in our highly efficient business model. We also improved our loan quality as net charge offs to average loans decreased to 4 basis points for fiscal 2014, down from 14 basis points for fiscal 2013. Non-performing assets to total assets also decreased to 46 basis points at June 30, 2014, down from 66 basis points at June 30, 2013. Our bank is well positioned for continued growth as we recently opened another $50 million 'at-the-market' common stock public offering which we will deploy as necessary. The Bank's Tier 1 capital ratio was 8.66% at June 30, 2014 up from 8.63% at June 30, 2013."

Other Highlights:

•	Total assets reached $4,403.0 million, up $1,312.2 million or 42.5% compared to June 30, 2013

•	Loan portfolio grew by $1,275.9 million or 56.5% compared to June 30, 2013

•	Loan originations increased by $898.9 million, up 42.0% compared to the year ended June 30, 2013

•	Deposits grew by $949.5 million, or 45.4% compared to June 30, 2013

•	Net interest margin increased 16 bps to 3.95% compared to 3.79% for the year ended June 30, 2013

•	Asset quality remains strong with total non-performing assets of 0.46% of total assets and non-performing loans equal to 0.57% of total loans at June 30, 2014

•	Tangible book value increased to $25.27 per share, up $6.11 per share compared to June 30, 2013

Fourth Quarter Fiscal 2014 Income Statement Summary
During the quarter ended June 30, 2014, BofI earned $16.0 million or $1.09 per diluted share compared to $11.1 million, or $0.78 per diluted share for the quarter ended June 30, 2013. Net interest income increased $12.5 million or 44.6% for the quarter ended June 30, 2014 compared to June 30, 2013. Average earning assets grew year over year by $1,143.2 million and our net interest margin was 4.02% compared to 3.89% for the quarters ended June 30, 2014 and 2013, respectively.
Loan loss provision was $2.3 million for the quarter ended June 30, 2014 as compared to $1.5 million for the quarter ended June 30, 2013. The increase was primarily the result of growth in the loan portfolio.
For the fourth quarter ended June 30, 2014, non-interest income was $4.7 million compared to $7.9 million for the three months ended June 30, 2013. The reasons for the $3.2 million decrease were mortgage banking income which decreased $3.1 million for the quarter ended June 30, 2014, a decrease of $1.0 million in banking service fees and other income, and a decrease in other gains on sales of $0.2 million, partially offset by a $1.2 million decrease in unrealized losses on securities.
Non-interest expense or operating costs increased $0.4 million to $15.8 million for the quarter ended June 30, 2014 from $15.4 million for the three months ended June 30, 2013. The increase was primarily a result of an increase in compensation expense of $0.7 million related to additional staffing added since June 30, 2013 and an increase in data processing and internet expenses of $0.5 million, partially offset by a decrease in other general and administrative expense of $1.0 million. The increases in staffing and data processing and internet expenses are primarily due to growth of the Bank's lending and deposit operations.

Balance Sheet Summary
BofI's total assets increased $1,312.2 million, or 42.5%, to $4,403.0 million, as of June 30, 2014, up from $3,090.8 million at June 30, 2013. The loan portfolio increased a net $1,275.9 million, primarily from portfolio loan originations of $2,298.0 million less principal repayments and other adjustments of $1,022.1 million. Loans held for sale increased $58.4 million. Total liabilities increased by $1,209.7 million or 42.9%, to $4,032.2 million at June 30, 2014, up from $2,822.5 million at June 30, 2013. The increase in total liabilities resulted primarily from growth in demand and savings deposits of $1,217.7 million and growth in FHLB borrowings of $319.6 million, partially offset by a decrease in time deposits of $268.2 million and a decrease of $65.0 million in securities sold under agreements to repurchase. Stockholders' equity increased by $102.5 million, or 38.2%, to $370.8 million at June 30, 2014, up from $268.3 million at June 30, 2013. The increase was primarily the result of $56.0 million in net income, sale of common stock through an ATM offering of $41.6 million and vesting and issuance of RSU's and exercise of stock options of $4.9 million.

The Bank's Tier 1 capital was 8.66% at June 30, 2014 compared to 8.63% at June 30, 2013.

Conference Call
A conference call and webcast will be held on Thursday, August 7, 2014 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-455-2296, passcode 2633233. The conference call will be webcast live and may be accessed at BofI's website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI's website for 30 days.

About BOFI Holding, Inc. and BOFI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $4.4 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.'s common stock is listed on the NASDAQ Global Select Market under the symbol "BOFI" and is a component of the Russell 2000® Index and the S&P SmallCap 600®Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as core earnings. Core earnings exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI's core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors' understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to core earnings:

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Dollars in thousands, unaudited)	2014	2013	2014	2013
Net income	$16,010	$11,132	$55,956	$40,291
Realized securities losses (gains)	—	208	(208)	(212)
Unrealized securities losses	172	1,353	1,848	2,227
Tax provision	(71)	(647)	(666)	(825)
Core earnings	$16,111	$12,046	$56,930	$41,481

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI's financial prospects and other projections of its performance and asset quality, BofI's ability to grow and increase its business, diversify its lending, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations:
MZ Group, Inc.
Johnny Lai, CFA, Senior Analyst
949-259-4989
jlai@mzgroup.us

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	At June 30,
(Dollars in thousands)	2014	2013
Selected Balance Sheet Data:
Total assets	$4,402,999	$3,090,771
Loans—net of allowance for loan losses	3,532,841	2,256,918
Loans held for sale, at fair value	20,575	36,665
Loans held for sale, lower of cost or market	114,796	40,326
Allowance for loan losses	18,373	14,182
Securities—trading	8,066	7,111
Securities—available-for-sale	214,778	185,607
Securities—held-to-maturity	247,729	275,691
Total deposits	3,041,536	2,091,999
Securities sold under agreements to repurchase	45,000	110,000
Advances from the FHLB	910,000	590,417
Subordinated debentures and other borrowings	5,155	5,155
Total stockholders’ equity	370,778	268,262

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	At or for the Three Months Ended		At or for the Twelve Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2014	2013	2014	2013
Selected Income Statement Data:
Interest and dividend income	$50,142	$36,463	$172,878	$135,654
Interest expense	9,646	8,458	35,781	34,026
Net interest income	40,496	28,005	137,097	101,628
Provision for loan losses	2,250	1,500	5,350	7,550
Net interest income after provision for loan losses	38,246	26,505	131,747	94,078
Non-interest income	4,723	7,866	22,455	27,710
Non-interest expense	15,766	15,353	59,933	53,587
Income before income tax expense	27,203	19,018	94,269	68,201
Income tax expense	11,193	7,886	38,313	27,910
Net income	$16,010	$11,132	$55,956	$40,291
Net income attributable to common stock	$15,933	$11,055	$55,647	$39,456
Per Share Data:
Net income:
Basic	$1.09	$0.79	$3.87	$3.00
Diluted	$1.09	$0.78	$3.85	$2.89
Book value per common share	$25.31	$19.16	$25.31	$19.16
Tangible book value per common share	$25.27	$19.16	$25.27	$19.16
Weighted average number of shares outstanding:
Basic	14,601,972	13,918,635	14,367,824	13,156,646
Diluted	14,670,848	14,162,338	14,442,692	13,819,412
Common shares outstanding at end of period	14,451,900	13,733,325	14,451,900	13,733,325
Common shares issued at end of period	15,423,822	14,638,229	15,423,822	14,638,229
Performance Ratios and Other Data:
Loan originations for investment	$680,492	$276,343	$2,297,976	$1,054,624
Loan originations for sale	$217,933	$270,711	$741,494	$1,085,941
Loan purchases	$95	$—	$95	$1,541
Return on average assets	1.57%	1.50%	1.59%	1.46%
Return on average common stockholders’ equity	18.14%	16.96%	17.89%	17.57%
Interest rate spread[1]	3.89%	3.76%	3.81%	3.66%
Net interest margin[2]	4.02%	3.89%	3.95%	3.79%
Efficiency ratio	34.87%	42.80%	37.56%	41.43%
Capital Ratios:
Equity to assets at end of period	8.42%	8.68%	8.42%	8.68%
Tier 1 leverage (core) capital to adjusted tangible assets[3]	8.66%	8.63%	8.66%	8.63%
Tier 1 risk-based capital ratio[3]	14.42%	14.52%	14.42%	14.52%
Total risk-based capital ratio[3]	15.11%	15.28%	15.11%	15.28%
Tangible capital to tangible assets[3]	8.66%	8.63%	8.66%	8.63%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	(0.02)%	(0.07)%	0.04%	0.14%
Non-performing loans to total loans	0.57%	0.80%	0.57%	0.80%
Non-performing assets to total assets	0.46%	0.66%	0.46%	0.66%
Allowance for loan losses to total loans at end of period	0.51%	0.62%	0.51%	0.62%
Allowance for loan losses to non-performing loans	90.13%	77.48%	90.13%	77.48%
_________________________
1. Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2. Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Reflects regulatory capital ratios of BofI Federal Bank.